CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated February 24, 2012, accompanying the financial statements of Long-Term Corporate Investment Grade Trust, Series 60 (included in Van Kampen Unit Trusts, Taxable Income Series 208) as of October 31, 2011, and for the period from November 23, 2009 (date of deposit) through October 31, 2010 and for the year ended October 31, 2011 and the financial highlights for the period from November 23, 2009 (date of deposit) through October 31, 2010 and for the year ended October 31, 2011, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-160904) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 24, 2012